EXHIBIT 16.1




July 6, 2005

PCAOB Letter File
Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.   20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Windswept Environmental Group, Inc.'s Form 8-K dated July 6, 2005, and have the following comments:

        1. We agree with the statements made in the second and third sentences of the first paragraph and the second and third paragraphs.

        2. We have no basis on which to agree or disagree with the statements made in the first sentence of the first paragraph or the fourth paragraph.

Yours truly,

/s/ Deloitte and Touche LLP

Deloitte and Touche LLP